EXECUTION VERSION

SEPARATION AND GENERAL RELEASE AGREEMENT

This SEPARATION AND GENERAL RELEASE AGREEMENT (the “Agreement”) is made and entered into between Cree, Inc., a North Carolina corporation (the “Company”), and Daniel J. Castillo (“Executive”). Throughout the remainder of the Agreement, the Company and Executive may be collectively referred to as “the parties.”

Executive was employed as Executive Vice President & President – Lighting of the Company, pursuant to an offer letter dated October 4, 2016, as amended by that certain addendum dated June 6, 2017 (the “Offer Letter”). Executive is subject to the Employee Agreement Regarding Confidential Information, Intellectual Property and Noncompetition, dated November 7, 2016. As a former Section 16 Officer of the Company, Executive may also, under specified circumstances, be entitled to certain benefits under (i) the Company’s Severance Plan for Section 16 Officers (the “Severance Plan”); (ii) the Company’s 2013 Long-Term Incentive Compensation Plan (the “2013 Plan”); (iii) the Executive’s Award Agreements under the 2013 Plan; and (iv) the Offer Letter. The parties have negotiated the terms of Executive’s termination from employment and have agreed upon acceptable terms as described herein. Executive acknowledges and agrees that this Agreement provides him with different benefits in lieu of the benefits he may have been entitled to receive under any Company plan or agreement, including the Severance Plan, the 2013 Plan and the Offer Letter.
Executive represents that he has carefully read this entire Agreement, understands its consequences, and voluntarily enters into it.
In consideration of the above and the mutual promises set forth below, the Executive and the Company agree as follows:
1.TERMINATION OF EMPLOYMENT. Executive’s Employment terminated as of December 5, 2017 (the “Separation Date”). As of the Separation Date, Executive will be deemed to have resigned from all of his officer positions with the Company and its subsidiaries and affiliates, as well as any director or officer positions Executive may hold with third parties at the request of or on behalf of the Company.

2.SEPARATION BENEFITS.

(a)Separation Benefits. In consideration of the release and other promises contained herein, and on the condition that Executive fully complies with his obligations under this Agreement, including but not limited to Sections 3, 4, 5 and 12, and Executive executes and provides the Company with the resignation letter attached to this Agreement as Attachment A, the Company agrees that:

i)Salary Continuation. The Company shall pay to Executive the sum of Four Hundred Twenty Five Thousand and 00/100 Dollars ($425,000) (less all applicable withholdings) (“Severance Pay”), to be paid in equal installment payments in accordance with the Company’s regular payroll schedule over the twelve (12) month period following the Separation Date (the “Severance Period”), beginning on the first such payroll date occurring at least ten (10) days after the revocation period set forth in Section 10 has expired, provided

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however, that that such payments may be delayed as necessary under and will be subject to Section 18(c); provided, further, that in the event of a delay, the first Severance Pay payment will include any payments that would have been made had the Severance Pay begun on the first regular payroll date following the Separating Date.

ii)Continued Health Benefits. The Company shall reimburse Executive for the additional costs of continuing his group medical, dental and vision coverage, for the twelve (12) month period following the Separation Date, under the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA") applicable to the type of medical, dental and vision coverage in effect for Executive (e.g., family coverage vs. employee-only coverage) as of the Separation Date, subject to all applicable taxes and withholdings. Payment shall be made to Executive in equal installments in accordance with the same schedule on which Severance Pay under Section 2(a)(i) is paid, subject to any 409A Delay Period required by Section 18(c). Nothing in this Agreement constitutes a guarantee of COBRA continuation coverage or benefits or a guarantee of eligibility for health benefits and Executive bears full responsibility for applying for COBRA continuation coverage.

iii)Bonus. The Company shall pay to Executive the sum of Three Hundred Forty Thousand and 00/100 Dollars ($340,000) (less all applicable withholdings), which amount is to be paid in two lump sums, with the first half in the amount of One Hundred Seventy Thousand Dollars ($170,000) paid in a lump sum on the first such payroll date occurring after September 1, 2018 and the second half in the amount of One Hundred Seventy Thousand Dollars ($170,000) paid in a lump sum in the last paycheck in which Severance Pay is paid under Section 2(a)(i).

iv)Conditional Waiver of Partial Repayment of Signing Bonus and Relocation Bonus. On the condition that Executive fully complies with his obligations under this Agreement, including but not limited to Sections 3, 4, 5 and 12, upon the expiration of the Severance Period, the Company will waive Executive’s obligation under the Offer Letter to repay to the Company one-third of his signing bonus in the amount of $50,000 (the “Partial Signing Bonus”) and the relocation bonuses in the amount of $180,000 (the “Relocation Bonus”). If Executive has not fully complied with such obligations, then Executive shall be required to pay the partial Signing Bonus and the Relocation Bonus to the Company within ten (10) business days of the Company’s written notification to Executive that such payment is due.

(b)Other Benefits. As of the Separation Date, Executive shall not be entitled to medical, dental, vision, life, disability, accidental death and dismemberment insurance benefits, or any other employee benefits, and shall not be an active participant in the Company’s 401(k) Plan (the “401(k) Plan”), the Severance Plan, equity plans or any other plan of any type. For the avoidance of doubt, Executive will not be eligible to contribute to his 401(k) plan from any payments received under this Agreement after the Separation Date, except for his regular salary paid through the Separation Date. Nothing in this Agreement, however, shall be deemed to limit Executive’s continuation coverage rights under COBRA or Executive’s vested rights, if any, under the 401(k) Plan or any other Company plan, and the terms of those plans shall govern.

(c)Benefits in Lieu of Any Other Separation or Severance Benefits. Executive acknowledges that the compensation and benefits available to him under this Agreement are in lieu of any compensation and benefits he would be eligible to receive under any other agreement

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or Company plan upon the termination of his employment for any reason, including, but not limited to, the Severance Plan and the 2013 Plan. Accordingly, and for the avoidance of doubt, Executive hereby waives any other severance, separation or post-termination compensation or benefits (including any potential acceleration of vesting of equity awards) available to him under any other agreement or plan, including but not limited to the Severance Plan, the 2013 Plan, any Change in Control plan or agreement and his related Award Agreements.

3.RESTRICTIVE COVENANTS.

(a)Existing Agreement. Executive is subject to the Employee Agreement Regarding Confidential Information, Intellectual Property and Noncompetition, dated November 7, 2016 (the “Noncompetition Agreement”). Executive acknowledges and agrees that he will be obligated to comply strictly with the terms of the Noncompetition Agreement in accordance with its terms.

(b)Additional Restrictions. In light of Executive’s access to highly confidential and proprietary information during his employment with the Company, and unique access to customers, agents, distributors, vendors and employees, in addition to the terms of the Noncompetition Agreement, in consideration of the benefits under this Agreement, Executive hereby agrees that he will be subject to the additional restrictions for the duration of the Severance Period:

(i)Nonsolicitation of Employees. Executive shall not engage in the following activities, whether on his own behalf or as an officer, director, stockholder, partner, associate, owner, employee, consultant or independent contractor, nor shall Executive provide material assistance to any other person or entity to do so:

(a)offer employment to, solicit for employment or hire any employee of the Company or any person who was employed by the Company or by any Restricted Affiliate of the Company at the time of the termination of Executive’s employment by the Company or during the one year period prior to Executive’s termination by Company;

(b)offer employment to, solicit for employment or hire any employee of Company or of a Restricted Affiliate with respect to whom Executive had responsibility, or someone whom Executive directly or indirectly supervised had responsibility, at the time of the termination of Executive’s employment by the Company or during the one year period prior to Executive’s termination by Company; or

(c)offer employment to, solicit for employment or hire any employee of Company or of a Restricted Affiliate who was personally known to Executive.

(ii) Noncompetition. Executive shall not, whether on his own behalf or as an officer, director, stockholder, partner, associate, owner, employee, consultant or independent contractor, become employed by or provide services to any lighting business, company or division, including the lighting business at any of the following companies, which Executive acknowledges are direct competitors of the Company: Cooper Lighting Unit of Eaton, Acuity Brands, Hubbell Lighting, Philips Lighting, LSI Industries, GE Lighting Global, RAB Lighting, HE Williams, Inc., Dialight PLC and LeGrand.

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(iii) Nonsolicitation of Customers, Agents and Distributors. Executive shall not engage in the following activities, whether on his own behalf or as an officer, director, stockholder, partner, associate, owner, employee, consultant or independent contractor by or for any third party, nor shall Executive provide material assistance to any other person or entity to do so;

(a)solicit any customer, agent or distributor of the Company or any customer of any Restricted Affiliate, to obtain services or products that the customer, agent or distributor had obtained from the Company or Affiliate from an entity in competition with the Company or Restricted Affiliate:

(b)solicit any person or entity which Executive serviced, contracted with or negotiated with on behalf of the Company or any Restricted Affiliate to obtain services or products that the customer, agent or distributor had obtained from the Company or a Restricted Affiliate from an entity in competition with the Company or Restricted Affiliate;

(c)solicit any person or entity which any employee of Company or any Restricted Affiliate for whom Executive was responsible, serviced, contracted with or negotiated with on behalf of the Company or any Restricted Affiliate, to obtain services or products that the customer, agent or distributor had obtained from the Company or Affiliate from an entity in competition with the Company or Restricted Affiliate;

(d)solicit any customer, agent or distributor of the Company or any Restricted Affiliate, the effective solicitation of which would reasonably be expected to benefit by the knowledge of Confidential Information, to obtain services or products that the customer, agent or distributor had obtained from the Company or a Restricted Affiliate from an entity in competition with the Company or a Restricted Affiliate;

(e)solicit any vendor, supplier, agent or distributor of the Company or a Restricted Affiliate to cease doing business with the Company or Restricted Affiliate, or to provide services or products to an entity in competition with the Company or any Restricted Affiliate the effect of which would be to eliminate or diminish the provision of services or products to the Company or a Restricted Affiliate; or

(f)encourage any vendor, supplier, customer, agent or distributor of the Company or any Restricted Affiliate to cancel, terminate or refrain from renewing or continuing any contract, purchase order or business relationship with the Company or a Restricted Affiliate or to otherwise diminish that entity’s relationship with the Company or any Restricted Affiliate.

(c)Definitions. For purposes of this Agreement, these terms shall have the following meaning:

i)“Affiliate(s)” shall mean: (i) any company’s parent, subsidiary or related entity; and/or (ii) any entity directly or indirectly controlled or beneficially owned in whole or part by a company or company’s parent, subsidiary or related entity.

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ii)“Company Business” shall mean the business engaged in by the Company, and its Restricted Affiliates, that includes the development, manufacture, marketing, distribution, research, or sale of any product, service, or technology, including the following products, services, and technologies: (1) silicon carbide (SiC) materials for electronic applications, (2) SiC materials for gemstone applications, (3) AIII nitride materials for electronic applications, (4) light emitting diode (LED) devices and components, (5) power semiconductor devices made using SiC and/or AIII nitride materials and components and modules incorporating such devices, (6) radio frequency (RF) and microwave devices made using SiC and/or AIII nitride materials and components and modules incorporating such devices, (7) LED backlights for liquid crystal displays (LCDs), (8) lighting products, modules, fixtures or devices incorporating any of the above materials or technology, (9) sensors, drivers, networking, and controls related to lighting products, and (10) other semiconductor devices made using SiC and/or AIII nitride materials and components incorporating such devices.

iii)“Restricted Affiliate(s)” shall mean any Affiliate of the Company with which Executive worked, had responsibility or supervisory authority, or which uses Confidential Information of the Company about which Executive has knowledge.

4.COMPANY PROPERTY. Upon the Execution of this Agreement, or if earlier as requested by the Company, Executive shall: (i) deliver to the Company all records, memoranda, data, documents and other property of any description which refer or relate in any way to trade secrets or confidential information, including all copies thereof, which are in his possession, custody or control, including any Company strategy documents; (ii) deliver to the Company all Company property (including, but not limited to, keys, credit cards, computers, client files, contracts, proposals, work in process, manuals, forms, computer stored work in process and other computer data, research materials, other items of business information concerning any Company customer or client or potential prospect to purchase some or all of the Company’s assets, or Company business or business methods, including all copies thereof) which is in his possession, custody or control; and (iii) prior to the Separation Date, and during the Severance Period, as requested by the Company, fully cooperate with the Company in winding up his work and transferring that work to other individuals designated by the Company.

Upon the Execution of this Agreement, the Company shall (i) release Executive’s phone number to Executive for Executive’s personal use; and (ii) send to Executive any of Executive’s personal property in Company’s possession.

5.COOPERATION. Executive agrees that he will assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relating to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive further agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Section 5. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation.

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Executive also agrees that he will assist and cooperate with the transition of business and business relationships, including but not limited to sales or partnership opportunities and customers, agent and distributor relationships, to Cree employees. Upon receipt of any business leads or sales opportunities, Executive expressly agrees to communicate all related information to the General Manager of Cree’s Lighting business promptly and within a reasonable time period, not to exceed three (3) business days.

6.ADEQUACY OF CONSIDERATION. Executive acknowledges that the benefits available to him under this Agreement are significant, and constitute adequate consideration for the release of claims, under Sections 7 and 8 of this Agreement.

7.RELEASE. In consideration of the benefits conferred by this AGREEMENT, EXECUTIVE (ON BEHALF OF HIMSELF, HIS FAMILY MEMBERS, HEIRS, ASSIGNS, EXECUTORS AND OTHER REPRESENTATIVES) RELEASES THE COMPANY AND ITS PAST, PRESENT AND FUTURE PARENTS, SUBSIDIARIES, AFFILIATES, AND ITS AND/OR THEIR PREDECESSORS, SUCCESSORS, ASSIGNS, AND ITS AND/OR THEIR PAST, PRESENT AND FUTURE OFFICERS, DIRECTORS, EXECUTIVES, OWNERS, INVESTORS, SHAREHOLDERS, ADMINISTRATORS, BUSINESS UNITS, EXECUTIVE BENEFIT PLANS (TOGETHER WITH ALL PLAN ADMINISTRATORS, TRUSTEES, FIDUCIARIES AND INSURERS) AND AGENTS (“RELEASEES”) FROM ALL CLAIMS AND WAIVES ALL RIGHTS KNOWN OR UNKNOWN, HE MAY HAVE OR CLAIM TO HAVE IN EACH CASE RELATING TO HIS EMPLOYMENT WITH THE COMPANY, OR HIS SEPARATION THEREFROM arising before the execution of this Agreement by Executive, including but not limited to claims: (i) for discrimination, harassment or retaliation arising under any federal, state or local laws, or the equivalent applicable laws of a foreign country, prohibiting age (including but not limited to claims under the Age Discrimination in Employment Act of 1967 (ADEA), as amended, and the Older Worker Benefit Protection Act of 1990 (OWBPA)), sex, national origin, race, religion, disability, veteran status or other protected class discrimination, the Family and Medical Leave Act, as amended (FMLA), harassment or retaliation for protected activity; (ii) for compensation, commission payments, bonus payments and/or benefits including but not limited to claims under the Fair Labor Standards Act of 1938 (FLSA), as amended, the Employee Retirement Income Security Act of 1974, as amended (ERISA), the Family and Medical Leave Act, as amended (FMLA), and similar federal, state, and local laws, or the applicable laws of any foreign country; (iii) under federal, state or local law, or the applicable laws of any foreign country, of any nature whatsoever, including but not limited to constitutional, statutory; and common law; (iv) under any employment agreement, severance plan or other benefit plan, and (v) for attorneys’ fees. Executive specifically waives his right to bring or participate in any class or collective action against the Company. Provided, however, that this release does not apply to claims by Executive: (aa) for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies; (bb) for vested pension or retirement benefits including under the Company’s 401(k) plan; (cc) to continuation coverage under COBRA, or equivalent applicable law; (dd) to rights arising out of his ownership of stock or options in the Company or its affiliates; (ee) to rights that cannot lawfully be released by a private settlement agreement; or (ff) to enforce, or for a breach of, this Agreement (the “Reserved Claims”). For the purpose of implementing a full and complete release and discharge, Executive expressly acknowledges that this Agreement is intended to

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include in its effect, without limitation, all claims which he does not know or suspect to exist in his favor at the time of execution hereof, and that this Agreement contemplated the extinguishment of any such claim or claims.

8.COVENANT NOT TO SUE. In consideration of the benefits offered to Executive, Executive will not sue Releasees on any of the released claims or on any matters relating to his employment arising before the execution of this Agreement other than with respect to the Reserved Claims, including but not limited to claims under the ADEA, or join as a party with others who may sue Releasees on any such claims; provided, however, this paragraph will not bar a challenge under the OWBPA to the enforceability of the waiver and release of ADEA claims set forth in this Agreement, the Reserved Claims, or where otherwise prohibited by law. If Executive does not abide by this paragraph, then (i) he will return all monies received under this Agreement and indemnify Releasees for all expenses incurred in defending the action, and (ii) Releasees will be relieved of their obligations hereunder.

9.RIGHT TO REVIEW. The Company delivered this Agreement, containing the release language set forth in Sections 7 and 8, to Executive on December 14, 2017 (the “Notification Date”), and informed him that it desires that he have adequate time and opportunity to review and understand the consequences of entering into it. The Company advises Executive as follows: (a) Executive should consult with his attorney prior to executing the Agreement; and (b) Executive has 21 days from the Notification Date within which to consider it. Executive must return an executed copy of the Agreement to the Company on or before the 22nd day following the Notification Date. Executive acknowledges and understands that he is not required to use the entire 21-day review period and may execute and return this Agreement at any time before the 22nd day following the Notification Date. If, however, Executive does not execute and return an executed copy of this Agreement on or before the 22nd day following the Notification Date, this Agreement shall become null and void. This executed Agreement shall be returned to: Brad Kohn, General Counsel, Senior Vice President Legal, General Counsel, and Corporate Secretary, Cree, Inc., 4600 Silicon Drive, Durham, NC 27703.

10.REVOCATION. Executive may revoke the Agreement during the seven (7) day period immediately following his execution of it. This Agreement will not become effective or enforceable until the revocation period has expired. To revoke this Agreement, a written notice of revocation must be delivered to: Brad Kohn, General Counsel, Senior Vice President Legal, General Counsel, and Corporate Secretary, Cree, Inc., 4600 Silicon Drive, Durham, NC 27703.

11.AGENCY CHARGES/INVESTIGATIONS. Executive affirms that Executive is not aware of, nor has been retaliated against, for reporting any allegations of wrongdoing by Cree or its officers, including any allegations of corporate fraud, misrepresentation or misconduct. Executive affirms that, to the best of Executive’s knowledge, Cree has provided accurate and transparent financial information to its shareholders and the public and abided by all provisions of all applicable laws and regulations, including The Sarbanes-Oxley Act of 2002. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency, as outlined in this Section 11. Nothing in this Agreement prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any

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investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC., etc.) (“Government Agency”), nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Executive’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. Executive further understands that this Agreement does not limit Executive's or the Company’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency in connection with reporting a possible securities law violation, or other violation of law, without notice to the Company. Nothing in this Agreement or any other agreement limits Executive’s right to receive an award for information provided to any Government Agency/SEC staff.

12.NONDISPARAGEMENT. Executive agrees that from the Separation Date forward he shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company, or any of its employees or officers, products and existing and prospective customers, suppliers, vendors, agents, distributors, investors and other associated third parties, now or in the future. The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process. A misrepresentation of the underlying facts culminating in the termination of Executive’s employment will constitute a violation of this provision. The Company agrees that the members of the Board of Directors and its Section 16 Officers will not make statements about Executive that are disparaging, defaming or derogatory; provided, however, that nothing in this Section 12 will prevent the Company from providing information requested by subpoena, court order, regulation, law, in response to a request from a government agency, an exchange, or in response to a request from an insurance company, investor or other business.

Executive agrees to direct all reference inquiries to the Company’s Senior Vice President of Human Resources. The Company agrees that in response to any reference inquiries, the Senior Vice President of Human Resources will provide only such information dictated by Company policy.

13.LEGAL AND EQUITABLE REMEDIES FOR BREACH OF CERTAIN PROVISIONS. Executive acknowledges that his failure to abide by Sections 3, 4, 5 and/or 12 of this Agreement would cause irreparable harm to the Company and/or its Affiliates for which legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Company and/or its Affiliates may be entitled by virtue of Executive’s failure to abide by these provisions: (a) the Company will be released of its obligations under this Agreement to make any post-termination payments, including but not limited to those otherwise available pursuant to Section 2 hereof; (b) Executive must immediately repay the Partial Signing Bonus and/or the Relocation Bonus as provided in Section 2(a)(iv); (c) the Company may seek legal and equitable relief, including but not limited to preliminary and permanent injunctive relief, for Executive’s actual or threatened failure to abide by these provisions; (d) Executive will return all post-termination payments received pursuant to Section 2 of this Agreement; and (e) if, as a result of Executive’s failure to abide by Section 3 of this Agreement, any commission or fee becomes payable to Executive or to any person, corporation or other entity with which Executive has become employed or otherwise associated, Executive shall pay the Company or cause the

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person, corporation or other entity with whom he has become employed or otherwise associated to pay the Company an amount equal to such commission or fee. In the event that the Company exercises its right to discontinue payments under this provision, Executive returns all post-termination payments received pursuant to this Agreement, and/or Executive repays the Bonuses described in Section 2(a)(iv), Executive shall nevertheless remain obligated to abide by the terms of this Agreement, including but not limited to Sections 3 and 12.

14.DISCLAIMER OF LIABILITY. Nothing in this Agreement is to be construed as either an admission of liability or admission of wrongdoing on the part of either party, each of which denies any liabilities or wrongdoing on its part.

15.GOVERNING LAW. This Agreement shall be construed, interpreted, and governed in accordance with and by North Carolina law and the applicable provisions of federal law, including but not limited to the ADEA and the OWBPA (“Applicable Federal Law”). Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the state of North Carolina, including its statutes of limitations, except for Applicable Federal Law, without giving effect to any North Carolina conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Both Executive and the Company acknowledge and agree that the state or federal courts located in North Carolina have personal jurisdiction over them and over any dispute arising under this Agreement, and both Executive and the Company irrevocably consent to the jurisdiction of such courts.

16.ENTIRE AGREEMENT. Except as expressly provided herein, this Agreement: (i) supersedes and cancels all other understandings and agreements, oral or written, with respect to Executive’s employment with the Company; (ii) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (iii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

17.SEVERABILITY; SEPARATE AND INDEPENDENT COVENANTS. If any portion, provision, or part of this Agreement is held, determined, or adjudicated by any court of competent jurisdiction to be invalid, unenforceable, void, or voidable for any reason whatsoever, each such portion, provision, or part shall be severed from the remaining portions, provisions, or parts of this Agreement, and such determination or adjudication shall not affect the validity or enforceability of such remaining portions, provisions, or parts.

18.SECTION 409A OF THE INTERNAL REVENUE CODE.

(a)Parties’ Intent. The parties intend that all payments or benefits hereunder shall either qualify for an exemption from or comply with the applicable rules governing non-qualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of

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this Agreement shall be construed in a manner consistent with such intention. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to be exempt from, or comply with, Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any material additional economic cost or loss of material benefit to the Company. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A, provided that the Company acted in good faith and in a prudent manner to comply with Section 409A. If a payment that is deferred compensation subject to Section 409A is subject to satisfaction of a release requirement and the period for satisfying the release requirement begins in one calendar year and ends in the following calendar year (the “Release Satisfaction Period”), then any amount becoming payable during the Release Satisfaction Period shall not be paid until the later calendar year.

(b)Separation from Service. A termination of employment or separation from service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A upon or following a termination of employment or separation from service unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

(c)Delayed Distribution to Specified Employees. If the Company determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that a delay in benefits provided under this Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i) since Executive is a Specified Employee thereunder, then any post separation payments and any continuation of benefits or reimbursement of benefit costs provided by this Agreement, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of Executive’s separation from service (the “409A Delay Period”). In such event, any post separation payments and the cost of any continuation of benefits provided under this Agreement that would otherwise be due and payable to Executive during the 409A Delay Period shall not commence until, and shall be made to Executive in a lump sum cash amount on the first business day after the date that is six (6) months following Executive’s Separation from Service and in such event the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the six-month period following Executive’s Separation from Service.

19.ACKNOWLEDGEMENT AND AFFIRMATION. Executive affirms that Executive has not divulged any proprietary or confidential information of Company and will continue to maintain the confidentiality of such information consistent with Company’s policies and Executive’s agreement(s) with Company and/or common law.

20.OTHER TAXES. Executive shall have sole responsibility for the payment of any

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and all income taxes and/or excise taxes arising from or due on account of any payment made or benefit provided by the Company under this Agreement.

21.COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Any party hereto may execute this Agreement by signing any such counterpart.

22.WAIVER OF BREACH. A waiver of any breach of this Agreement shall not constitute a waiver of any other provision of this Agreement or any subsequent breach of this Agreement.

(SIGNATURE PAGE FOLLOWS)

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(Signature page to Separation and General Release Agreement)

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year written below.

CREE, INC.

By: /s/ Bradley D. Kohn

Name: Bradley D. Kohn

Title: Senior Vice President and General Counsel

Date: 12/21/2017

DANIEL J. CASTILLO

By: /s/ Daniel J. Castillo

Date: 12/21/2017

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ATTACHMENT A

RESIGNATION

I, Daniel J. Castillo, hereby resign as an officer and/or director of Cree, Inc. and all of its subsidiaries, including Cree Canada Corp., effective December 5, 2017.

DANIEL J. CASTILLO

By: /s/ Daniel J. Castillo

Date: 12/21/2017

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